Exhibit 10.1

Wells Fargo Capital Finance 245 S. Los Robles Ave.; 7th Floor Pasadena, CA 91101 MAC E2006-070 (626) 685-4454

August 22, 2013

Mad Catz, Inc.

7480 Mission Valley Road

Suite 101

San Diego, CA

92108

Dear Sirs/Mesdames:

Re:	Fourth Amended and Restated Loan Agreement dated August 1, 2012 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Loan Agreement”) between Wells Fargo Capital Finance, LLC, (“Wells Fargo”), Mad Catz, Inc. (the “Borrower”) and the Obligors party thereto. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Loan Agreement unless stated otherwise.

You have requested that Wells Fargo amend the Loan Agreement as set out herein.

1.	Amendments to Loan Agreement

(a)	Section 1.31 (Fixed Charge Coverage Ratio) is hereby amended by deleting the second sentence thereof.

(b)	Section 1.32 (Fixed Charges) is hereby amended by deleting “.” at the end of clause (f) and replacing it with “; plus” and adding the following new clause (g) thereafter:

“(g) contingent consideration, earnout and other similar payment obligations incurred or paid or payable in such Testing Period (provided however that such amounts shall only be included in the calculation of Fixed Charges for the Testing Period ending in March 2014 and each Testing Period thereafter).”

(c)	Section 8.13 (Fixed Charge Coverage Ratio) is hereby deleted and replaced with the following:

“8.13 Fixed Charge Coverage Ratio

MCII shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 for each Testing Period calculated at the end of each Fiscal Quarter.”

(d)	Effective as of July 1, 2013, Section 8.25 (Excess Availability) is hereby deleted and replaced with the following:

“8.25 Excess Availability

Intentionally deleted.”

(e)	This Agreement is an amendment to the Loan Agreement. Unless the context of this Agreement otherwise requires, the Loan Agreement and this Agreement shall be read together and shall have effect as if the provisions of the Loan Agreement and this Agreement were contained in one agreement. The term “Agreement” when used in the Loan Agreement means the Loan Agreement as amended by this Agreement, together with all amendments, modifications, supplements, extensions, renewals, restatements and replacements thereof from time to time.

(f)	Nothing in this Agreement, nor in the Loan Agreement when read together with this Agreement, shall constitute a novation, payment, re-advance or reduction or termination in respect of any Obligations.

2.	Representations and Warranties

In order to induce Wells Fargo to enter into this Agreement, the Borrower and each Obligor represent and warrant to Wells Fargo as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

(a)	After giving effect to this Agreement:

(i)	all of the representations and warranties in the Loan Agreement and the other Financing Agreements are true and correct as of the date hereof;

(ii)	each of the Borrower and the Obligors is in compliance with all the covenants contained in the Loan Agreement and the other Financing Agreements;

(iii)	no Default or Event of Default exists or is continuing;

(b)	the execution, delivery and performance of this Agreement and the transactions contemplated hereunder are all within the Borrower’s and each Obligor’s corporate powers, have been duly authorized and are not in contravention of law or the terms of the Borrower’s or each Obligor’s certificate of incorporation, by-laws or other organizational documentation, or any indenture, agreement or undertaking to which the Borrower or an Obligor is a party or by which the Borrower’s or an Obligor’s property is bound;

(c)	each of the Borrower and the Obligors have duly executed and delivered this Agreement; and

(d)	this Agreement constitutes a legal, valid and binding obligation of the Borrower and each Obligor, enforceable against them by Wells Fargo in accordance with the terms of this Agreement.

3.	General

(a)	The Loan Agreement, as amended by this Agreement, shall continue in full force and effect and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein.

(b)	It is agreed and confirmed that after giving effect to this Agreement, all security and guarantees delivered by the Borrower and each Obligor secures the payment and performance of all of the Obligations including, without limitation, the obligations, liabilities and indebtedness arising under the Loan Agreement.

(c)	The Borrower and each Obligor shall execute and deliver such documents and take such actions as may be necessary or desirable by Wells Fargo to give effect to the provisions and purposes of this Agreement, all at the expense of the Borrower and each Obligor.

(d)	The Borrower agrees to pay Wells Fargo a $15,000 amendment fee upon the Borrower’s execution of this Agreement and agrees that Wells Fargo may charge such fee to the Revolving Loans.

(e)	The Borrower and each Obligor shall pay all fees, expenses and disbursements including, without limitation, legal fees, incurred by or payable to Wells Fargo in connection with the preparation, negotiation, execution, delivery, review and enforcement of this Agreement and all other documents and instruments arising therefrom and/or executed in connection therewith.

(f)	This Agreement may be executed and delivered by facsimile or pdf and in any number of counterparts, each of which when so executed and delivered is an original and all of which taken together constitute one and the same instrument.

(g)	This Agreement shall be governed by the laws of the State of Illinois.

(h)	This Agreement is a Financing Agreement.

If the foregoing correctly sets out our agreement, please indicate your acceptance of the terms and conditions of this Agreement by signing below and returning an executed copy to us by no later than 5:00 p.m. (PST) on August 30, 2013 after which time, if not accepted by all of you, this Agreement shall be null and void.

Yours truly,

WELLS FARGO CAPITAL FINANCE, LLC

Per:	/s/ GARY WHITAKER
Name: Gary Whitaker Title: Director

MAD CATZ, INC.		MAD CATZ INTERACTIVE, INC.

Per:	/s/ KAREN MCGINNIS	Per:	/s/ DARREN RICHARDSON
	Name: Karen McGinnis Title: Chief Financial Officer		Name: Darren Richardson Title: President & CEO

1328158 ONTARIO INC.		WINKLER ATLANTIC HOLDINGS LIMITED

Per:	/s/ DARREN RICHARDSON	Per:	/s/ DARREN RICHARDSON
	Name: Darren Richardson Title: Director		Name: Darren Richardson Title: Director

MAD CATZ EUROPE LIMITED		MAD CATZ INTERACTIVE ASIA LIMITED

Per:	/s/ BRIAN ANDERSEN	Per:	/s/ DARREN RICHARDSON
	Name: Brian Andersen Title: Director		Name: Darren Richardson Title: Director

FX UNLIMITED, INC.		MAD CATZ GMBH

Per:	/s/ DARREN RICHARDSON	Per:	/s/ MARTIN EBERLE
	Name: Darren Richardson Title: CEO		Name: Martin Eberle Title: Geschäftsführer

SAITEK, S.A.		MAD CATZ TECHNOLOGICAL DEVELOPMENT (SHENZHEN) CO., LTD.

Per:	/s/ OLIVIER VOIRIN	Per:	/s/ NICHOLAS CHEUNG
	Name: Olivier Voirin Title: President		Name: Nicholas Cheung Title: Legal Representative

MAD CATZ CO., LTD.

Per:	/s/ TAKETOSHI MATSUURA
Name: Taketoshi Mastuura Title: Representative Director & President